Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"SYCO, INC.", A DELAWARE CORPORATION,

WITH AND INTO "MARINE EXPLORATION, INC." UNDER THE NAME OF "MARINE EXPLORATION, INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF COLORADO, AS RECEIVED AND FILED IN THIS OFFICE THE EIGHTH DAY OF MAY, A.D. 2007, AT 5:05 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4348651 8100M

070536975

AUTHENTICATION: 5659527

DATE: 05-08-07